Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Azzuro Solutions Corp.

We consent to the inclusion in this Registration Statement of Azzuro Solutions Corp. on Form S-1, of our report dated January 22, 2021, which includes an explanatory paragraph as to the ability of Azzuro Solutions Corp. to continue as a going concern, with respect to our audit of the financial statements of Azzuro Solutions Corp. as of September 30, 2020, which report appears in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in such Prospectus with reference to expert in accounting and auditing.

/s/Zia Masood Kiani & Co.

(Chartered Accountants)

Islamabad, Pakistan

Date: January 28, 2021